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Exhibit 23.3



INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Registration Statement of Western Bancorp (formerly Monarch Bancorp) on Form S-4/A of our report dated January 19, 1996 on the statement of financial condition of Santa Monica Bank as of December 31, 1995 and the related statements of operations, changes in stockholders' equity and cash flows for each of the two years in the period ended December 31, 1995, appearing in the Current Report on Form 8-K of
Western Bancorp dated October 3, 1997, and also appearing in the annual report on Form F-2 for the fiscal year ended December 31, 1996, and to the reference to us under the heading "Experts" in the Joint Proxy Statement-Prospectus, which is part of this Registration Statement.

                                       DELOITTE & TOUCHE LLP

Los Angeles, California
November 20, 1997